Exhibit 10.1

LEASE

BY AND BETWEEN

BALZER FAMILY INVESTMENTS, L.P., LESSOR

AND

ENERGOUS CORPORATION, LESSEE

Northpointe Business Center

Suite 200

3590 North First Street

San Jose, California

September 10, 2014

L E A S E

Northpointe Business Center

3590 North First Street

Suite 200

San Jose, California

THIS LEASE, referred to herein as “this Lease”, dated for reference purposes as of September 10, 2014, is made and entered into by and between BALZER FAMILY INVESTMENTS, L.P., a California limited partnership, hereafter referred to as “Lessor”, and ENERGOUS CORPORATION, a Delaware corporation, hereafter referred to as “Lessee”.

RECITALS:

A.            Lessor is the owner of the real property commonly referred to as Northpointe Business Center, 3590 North First Street, San Jose, California, more particularly described on Exhibit “A” attached hereto and incorporated by reference herein, consisting of a parcel of land (the “Land”) and the existing building thereon containing approximately 86,713 rentable square feet (the “Building”), and all other improvements located thereon. The Building and the other improvements are referred to hereafter collectively as the “Improvements”. The real property described on Exhibit “A”, the Hetch Hetchy Lease area used for additional parking area for the tenants of the Building, together with the Building and all other Improvements now or hereafter located on said real property, are hereafter called the “Complex”. The portion of the real property not covered by the Building is hereafter called the “Outside Areas”.

B.            Lessor and Lessee wish to enter into this Lease of certain premises located on the second floor of the Building upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.            Lease.

(a)            Lessor hereby leases to Lessee, and Lessee leases from Lessor, those certain premises consisting of approximately fifteen thousand three hundred (15,300) rentable square feet located on the second floor of the Building and referred to as Suite 210 (the “Premises”). Lessee shall have the full, exclusive use of the entire approximately fifteen thousand three hundred (15,300) rentable square feet of the Premises. The Premises are shown on the shaded area on Exhibit “B” attached hereto and incorporated by reference herein. In addition to the Premises, Lessee shall have the right to use, in common with all other tenants of the Complex, all portions of the Complex not designated for the exclusive use of tenants, including, without limitation, entrances and exits, hallways, stairways, elevators, restrooms, and parking areas (collectively, the “Common Areas”).

(b)            Lessee shall have the right to use all of the cubicles owned by Lessor located on the Premises on the Commencement Date (“Lessor’s Cubicles”) as itemized in Exhibit “C” attached hereto at no charge to Lessee, provided that if Lessee chooses not to use Lessor’s Cubicles, Lessor shall remove them within fifteen (15) days after Lessee notifies Lessor of its election not to use such items. If Lessor does use Lessor’s Cubicles, then Lessee shall be responsible for the payment of all personal property taxes on Lessor’s Cubicles during the term of this Lease.

(c)            Lessee shall have exclusive signage rights with respect to the roof of the Building and shall have the right at Lessee’s expense to place one building top sign (the “sign”) on the roof of the Building solely for Lessee's own use facing north in place of the currently existing “University of Phoenix” sign, subject to the following conditions:

(1)            The installation of the sign shall be performed by a qualified professional.

(2)            If Lessee’s operation and use of the sign interferes with the operation of any communications equipment of any other tenant of the Building, Lessee shall relocate the sign to a position on the roof mutually acceptable to Lessor and Lessee in their reasonable discretion or take other action necessary to eliminate such interference.

(3)            Lessee shall at Lessee’s expense obtain all permits and licenses required, if any, for the installation and operation of the sign;

(4)            Lessee shall pay all costs to repair the roof caused by installation and access to the roof for repairs to the sign, and the removal of the sign;

(5)            Lessor grants to Lessee a non-exclusive license to enter upon the roof to install, maintain and remove the sign. Lessor reserves the right to grant licenses to mobile telephone companies for the installation and operation of communications equipment on the roof of the Building;

(6)            All repairs and maintenance of the sign shall be performed at Lessee's expense; and

(7)            Lessee shall promptly remove the sign at Lessee’s expense upon the expiration or sooner termination of the term of the Lease.

(d)            “Lessee’s Share” as used in this Lease shall mean the percentage calculated by dividing the total number of rentable square feet of the Premises by the total number of rentable square feet in the Building, approximately eighty-six thousand seven hundred thirteen (86,713) rentable square feet. The parties agree that if Lessee occupies, uses, or subleases the entire fifteen thousand three hundred (15,300) rentable square feet of the Premises Lessee’s Share with respect to the Premises and for the purpose of calculating increases in Operating Expenses and Taxes payable by Lessee pursuant to Paragraph 4, shall be 17.64% based upon the Premises containing approximately fifteen thousand three hundred (15,300) rentable square feet and the Building containing approximately eighty-six thousand seven hundred thirteen rentable square feet (15,300/86,713).

2.            Lease Term. The Term of this Lease (the “Term”) shall be sixty (60) calendar months. The Term and the Monthly Base Rent payments shall commence upon Substantial Completion of Lessor’s Improvement Work (as defined below) in the Premises pursuant to Paragraph 12, (the “Commencement Date”), which is estimated to be on or about October 1, 2014. The Term shall expire on the fifth anniversary of the Commencement Date (“Expiration Date”) which is estimated to be on September 30, 2019, unless sooner terminated in accordance with the provisions hereof, provided that if the Commencement Date is on a day other than the first day of a month, the Expiration Date shall be on the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs. Lessor and Lessee shall confirm in writing the Commencement Date and the Expiration Date of the Term by executing and delivering the Commencement Memorandum in the form attached hereto as Exhibit “D”. Lessee shall have no option to extend the Term.

2

3.            Monthly Base Rent.

(a)            Commencing on the Commencement Date and continuing throughout the initial term, Lessee shall pay to Lessor monthly base rent (“Monthly Base Rent”), in the form of Lessee’s common stock and cash as hereinafter set forth, in the amount of Thirty-Six Thousand Seven Hundred Twenty Dollars ($36,720.00), being $2.40 per rentable square foot of the Premises.

(b)            On the Commencement Date, Lessee shall issue to Lessor a number of shares of Lessee’s common stock equal to Five Hundred Thousand Dollars ($500,000.00) divided by the closing price of such common stock as reported on the Nasdaq Capital Market on the date hereof. In connection with the issuance of such shares of restricted stock, Lessor and Lessee shall enter into a restricted stock agreement pursuant to which Lessee shall agree to (1) a six month minimum holding period, (2) not to sell more than 25% of such shares in any single month thereafter and (3) not to sell more than 5,000 shares on any single day. This issuance of shares constitutes consideration for the reduction of the cash portion of Monthly Base Rent described above by a cumulative total of Four Hundred Thousand Dollars ($400,000.00) over the initial term of the Lease and an increase of the “Tenant Improvement Allowance” as defined in Paragraph 12(c) hereof by One Hundred Thousand Dollars ($100,000.00) (the “Stock-for-Tenant Improvement Allowance”). Specifically as to rent, this issuance of shares reduces the Monthly Base Rent obligation by $6,732.00 per month, and the remaining Monthly Base Rent obligation shall be paid in cash as set forth in Paragraph 3(c) below.

(c)            Commencing on the Commencement Date and continuing on the first day of each calendar month during the first year of the term of this Lease, Lessee shall pay to Lessor in monthly installments in advance without deduction or offset (except as otherwise provided herein), Monthly Base Rent in lawful money of the United States the amount of Twenty-Nine Thousand Nine Hundred Eighty-Eight Dollars ($29,988.00) per month. Thereafter the cash portion of the Monthly Base Rent shall increase by three percent annually as follows:

Lease Year	RSF	Rent/RSF/Mo.	Rent/Mo./Full Service

10/1/14 – 9/30/15	15,300	$1.96	$29,988.00

10/1/15 – 9/30/16	15,300	$2.02	$30,887.64

10/1/16 – 9/30/17	15,300	$2.08	$31,814.27

10/1/17 – 9/30/18	15,300	$2.14	$32,768.70

10/1/18 – 9/30/19	15,300	$2.21	$33,751.76

3

(d)            Monthly Base Rent is determined on a full service basis and includes (1) the Base Operating Expenses (including standard electrical service) and (2) Base Taxes referred to in Paragraph 4(b) hereof.

4.            Additional Rent; Increases in Operating Expenses and Taxes.

(a)            If Operating Expenses and/or Taxes for any calendar year during the term of this Lease after the calendar year 2014 exceed Base Operating Expenses and/or Base Taxes as defined in Paragraph 4(b) hereof, Lessee shall pay to Lessor, as “Additional Rent”, Lessee’s Share of such increase in Operating Expenses and Taxes in accordance with Paragraph 4(f) hereof.

(b)            “Base Operating Expenses” and “Base Taxes” shall mean the actual Operating Expenses and Taxes of the Complex for the calendar year 2014 (the “Base Year”) adjusted to reflect a ninety-five percent (95%) occupancy rate of the Complex throughout such year. For purposes of this Lease the term “Lease Year” shall mean each consecutive twelve (12) month period with Lease Year 1 commencing on the Commencement Date, with Lease Year Five (5) expiring on the Expiration Date (as defined in Paragraph 2).

(c)            “Operating Expenses”, as used herein, shall include all reasonable direct costs of management, operation, maintenance, and repair of the Complex and providing services to tenants of the Building as determined by generally accepted accounting principles (unless excluded by this Lease), including, but not limited to:

Personal property taxes related to the Complex (other than the personal property taxes on Lessor’s Cubicles payable by Lessee pursuant to Paragraph 1(b)); any parking taxes or levies; a management fee not to exceed three percent (3%) of the Monthly Base Rent received in cash in any year, which management fee shall be payable to Lessor, any affiliate of Lessor, or an independent property manager selected by Lessor; water and sewer charges; waste disposal; insurance premiums for insurance coverages maintained by Lessor pursuant to Paragraph 10 hereof; license, permit, and inspection fees; charges for electricity, heating, air conditioning, and gas to the extent not separately billed to any lessee including Lessee (including, without limitation, any temporary or permanent utility surcharge or other exaction); security; Building maintenance contracts; exterior painting and repairing; repair, maintenance, but not replacement of air conditioning, heating, mechanical and electrical systems, elevators, plumbing and sewage systems; landscaping and gardening of Outside Areas; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; supplies, materials, equipment and tools in the maintenance of the Complex; costs for accounting services incurred in the calculation of Operating Expenses and Taxes and Lessee’s Share thereof as defined herein; and the cost of maintenance, repair, replacement or restoration of any portion of the Building, Improvements, or Building systems and equipment, and the cost of any capital expenditures for any improvements or changes to the Complex that are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, or to replace existing equipment or facilities of the Complex that are broken or worn out, or for any items which are intended to have the effect of reducing Operating Expenses; provided, however, that with respect to any such costs that are normally treated as capital expenditures under generally accepted accounting principles, Lessor shall amortize such costs as an Operating Expense over the useful life of the property or improvements involved in accordance with generally accepted accounting principles (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Lessor’s bank line of credit at the time of completion of said capital expenditures or improvements, but in no event in excess of ten percent (10%) per annum), except that with respect to capital improvements made to save Operating Expenses such amortization shall not be at a rate greater than the anticipated savings in Operating Expenses. Lessor shall give Lessee at least ten (10) days prior written notice before incurring any capital expenditure Lessee’s Share of which will exceed Five Thousand Dollars ($5,000). Operating Expenses shall also include any other expense or charge, whether or not described herein and not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting and management practices would be considered an expense of managing, operating, maintaining, and repairing the Complex.

4

(d)            During each Lease Year or partial Lease Year during the term of this Lease, “Taxes” shall mean:

(1)            all real estate taxes, assessments and any other taxes levied or assessed against the Complex, including the Land, the Building, and all Improvements located thereon, including (i) any increase in Taxes resulting from a reassessment following any Building standard leasehold improvements for tenants of the Building, and (ii) following any improvements to the Complex that are intended for the use and benefit of all tenants of the Complex, and (iii) the any annual inflation adjustments permitted by Proposition 13,but excluding any increase in Taxes resulting from a reassessment following any transfer (or deemed transfer) of ownership of the Complex or any interest therein.

(2)            except as otherwise provided in subparagraph (1) above, all other taxes that are levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (i) upon the Complex, the Land, the Building and Improvements thereon, and/or any legal or equitable interest of Lessor in any part thereof; and (ii) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of “Taxes” or any tax the nature of which was previously included in the definition “Taxes”.

Not included within the definition of “Taxes” are any net income, profits, transfer, franchise, estate or inheritance taxes imposed by any governmental authority; late payment penalties or interest, provided that there then exists no Event of Default by Lessee in the payment of Monthly Base Rent or Additional Rent; or any increase in Taxes which are the result of leasehold improvements for other tenants of the Complex which are substantially in excess of building standard improvements.

With respect to any assessments which may be levied against or upon the Complex or the Land, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Complex, the Land, the Building and Improvements thereon, and the underlying realty thereof.

Lessor shall not reduce Base Taxes if the taxable value for the Complex is reduced through reassessment during or prior to 2014.  Lessor shall reduce Lessee’s Share of Taxes after 2014 in accordance with any reduction in taxable value occurring after 2014; provided that Lessee shall not receive a refund or rent credit for Taxes if Taxes are reduced such that Lessee’s total obligation with respect Lessee’s Share of both Operating Expenses and Taxes is less than Lessee’s Share of Base Operating Expenses and Base Taxes.

5

(e)            The following costs (“Costs”) shall be excluded from the definition of Operating Expenses:

(1)            Any costs or expenses for which Lessor is or will be reimbursed or indemnified (whether by an insurer, condemnor, tenant or otherwise);

(2)            Overhead and administrative costs of Lessor not directly incurred in the operation, maintenance and repair of the Building or the Outside Areas;

(3)            Depreciation or amortization of the Building or its contents or components;

(4)            Capital expenditures including rent and any other related expenses incurred in leasing capital items, except to the extent that such expenditures are for improvements required by any regulatory body having jurisdiction due to a change in any Applicable Law after the Commencement Date of this Lease, or are for improvements intended to reduce the Operating Expenses of the Building (but only to the extent of the actual savings realized) and, in any case, such expenditures shall be amortized over the useful life of said improvements, and contributions to Operating Expense reserves;

(5)            Expenses for the preparation of space or other work which Lessor performs for any tenant or prospective tenant of the Building;

(6)            Expenses for repairs or other work which is caused by fire, windstorm, casualty or any other insurable occurrence, including costs subject to Lessor’s insurance deductible;

(7)            Expenses incurred in leasing or obtaining new tenants or retaining existing tenants, including leasing commissions, legal expenses, and advertising;

(8)            Interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Complex or any common areas, transfer or recordation taxes, and other charges in connection with the transfer of ownership of the Complex, land trust fees, and rental due under any ground lease relating to the property on which the Building is located;

(9)            Accounting and legal fees relating to the ownership, construction, leasing, sale of or relating to any litigation in any way involving the Building, or any common areas, or to the enforcement of the terms of any tenant lease;

(10)            Except for personal property taxes on Lessor’s Cubicles which are payable by Lessee pursuant to Paragraph 1 (b), any personal property taxes of Lessor for equipment or items not used directly in the operation or maintenance of the Building, nor connected therewith, unless as a result of Lessee’s use or activity;

6

(11)            The cost of overtime or other expense of Lessor in performing work expressly provided in the Lease to be borne at Lessor’s expense;

(12)            All bad debt loss, rent loss, or a reserve for bad debt; and

(13)            Any expenditures made more than twenty-four (24) months prior to the submission of an invoice therefor by Lessor.

Lessor shall at all times use its best efforts to operate the Complex in an economically reasonable manner at costs not disproportionately higher than those experienced by other comparable buildings in the north San Jose area.

(f)            Lessee’s Share of any increases in Base Operating Expenses and Base Taxes shall be payable by Lessee to Lessor within thirty (30) days after receipt by Lessee of an invoice from Lessor specifying the nature of the Operating Expenses or Base Taxes for which payment is requested and the amount payable by Lessee.

(g)            Lessee or its accountants shall have the right to inspect and audit Lessor’s books and records with respect to this Lease once each calendar year at Lessor’s offices to verify actual Operating Expenses and/or Taxes (including Base Operating Expenses and Base Taxes). Lessor’s books and records shall be kept in accord with generally accepted accounting principles. Lessor shall reasonably cooperate with Lessee, and any deficiency or overpayment disclosed by such audit shall be promptly paid or refunded as the case may be. To the extent that an audit discloses calculation errors or misstatements which affect the most recently completed Lease Year and the prior Lease year, an expense adjustment will be made which will reflect both such Lease years affected by such errors, but no adjustments shall be made with respect to any Lease Years prior to such two Lease Years. If Lessee’s audit of the Operating Expenses and/or Taxes for any year reveals a net overcharge of more than five percent (5%), Lessor shall promptly reimburse Lessee for the over charge and the cost of the audit; otherwise, Lessee shall bear the cost of Lessee’s audit.

(h)            Notwithstanding the expiration or termination of this Lease, within thirty (30) days after receipt by Lessee of an invoice from Lessor for Lessee’s Share of Operating Expenses or Taxes in excess of Base Operating Expenses and Base Taxes payable by Lessee pursuant to this Lease which were paid by Lessor in accordance with Paragraph 4, Lessee shall pay to Lessor any such amount due as shown on such invoice. Lessee’s obligations under this subparagraph (h) shall survive the expiration or termination of this Lease.

5.            Payment of Rent.

(a)            All rent shall be due and payable in lawful money of the United States of America at the address of Lessor set forth in Paragraph 23, “Notices”, without deduction or offset and without prior demand or notice, unless otherwise specified herein. Monthly Base Rent shall be payable monthly, in advance, on the first day of each calendar month of the term of this Lease. Lessee’s Share of any increases in Operating Expenses and Taxes over the Base Operating Expenses and Base Taxes shall be paid by Lessee in accordance with Paragraph 4 above. Rent for any partial month at the commencement or at the expiration or termination of the Lease term shall be prorated on the basis of the actual number of days in such calendar month.

7

(b)            If any installment of Monthly Base Rent, Additional Rent or any other sum due from Lessee is not received by Lessor within five (5) days after Lessee’s receipt of written notice of non-payment from Lessor, Lessee shall pay to Lessor an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of the late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount. Any amount not paid within ten (10) days after Lessee’s receipt of written notice of non-payment from Lessor shall bear interest from the original due date until paid at the lesser rate of (1) ten percent (10%), or (2) the maximum rate allowed by law, in addition to the late payment charge.

            Initials:   Lessor                Lessee

6.            Security Deposit. Lessee shall not be required to pay a security deposit to Lessor so long as the named Lessee is not released from liability under this Lease. If the named Lessee is released (or is to be released) from liability under this Lease, Lessor reserves the right to condition consent to an assignment of this Lease to the assignee paying a reasonable security deposit to Lessor.

7.            Use. Lessee shall use the Premises only for general office use, administration, and for related purposes exclusively serving Lessee’s employees and guests, that are permitted by applicable zoning ordinances. Except for the uses permitted by this Paragraph 7, Lessee shall not use the Premises for any other use or purpose without Lessor’s prior written consent. Any use of the Premises by Lessee or an Affiliate or by any sublessee or assignee approved by Lessor pursuant to Paragraph 16 shall comply with the provisions of this Paragraph 7. Lessee shall not be obligated to operate continuously in the Premises. Lessee shall be permitted to install and use food and beverage vending machines, refrigerators and a properly shielded microwave oven on the Premises for the benefit of Lessee’s employees, customers, and guests; provided that, in so doing, Lessee does not create any offensive odors, does not allow such machines and equipment to be used by other lessees in the Building, and does not in any way interfere with other lessees’ quiet enjoyment of their premises. Lessee shall be prohibited (1) from operating a cafeteria on the Premises, and (2) from providing a food preparation area for the benefit of any persons other than Lessee’s employees occupying the Premises.

8.            Hazardous Materials.

(a)            The term “Hazardous Materials” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, is regulated or monitored by any governmental authority pursuant to Environmental Laws. Hazardous Materials shall include, but not be limited to hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Materials without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Environmental Laws. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the Premises or neighboring properties.

8

(b)            “Environmental Laws” shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity generally having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.

(c)            Lessee represents and warrants to and covenants with Lessor that, except for ordinary and customary office supplies and cleaning materials which Lessee may use in the normal course of Lessee’s occupancy of the Premises, Lessee shall not bring onto the Premises any Hazardous Materials, except those approved in writing by Lessor.

(d)            If Lessee knows, or has reasonable cause to believe, that Hazardous Materials have come to be located in, on, under or about the Premises after the Commencement Date, other than as previously approved in writing by Lessor, Lessee shall promptly give written notice of such fact to Lessor and provide Lessor with a copy of any report, notice, claim or other documentation which Lessee has concerning the presence of such Hazardous Materials.

(e)            Lessee and Lessee’s agents, employees, and contractors shall not cause any Hazardous Materials to be discharged into the plumbing or sewage system of the Building or into or onto the Land underlying or adjacent to the Building in violation of any Environmental Laws. Lessee shall promptly, at Lessee’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination, and for the maintenance, security and/or monitoring of the Complex or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Materials brought onto the Complex during the term of this Lease, by Lessee, or by any of Lessee’s employees, agents, contractors, or invitees.

(f)            Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the term (as such may be extended) from or in connection with the presence of Hazardous Materials in or on the Premises, the Building or Complex as a result of Lessee’s breach of the foregoing covenant, or as a result of the negligence or willful misconduct of Lessee, Lessee’s employees, agents, contractors, or invitees. Without limitation of the foregoing, this indemnification shall include all costs incurred for any investigation of the Complex and any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision as a result of any negligence or willful misconduct of Lessee, Lessee’s agents, employees, contractors, or invitees. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9

(g)            Lessor represents and warrants to Lessee that to the best of Lessor’s knowledge the Premises are as of the date hereof and will be upon the commencement of the term free from Hazardous Materials and in full compliance with any applicable Environmental Law. To the best of Lessor’s knowledge, any use, storage, treatment, or transportation of Hazardous Materials which may have occurred in or on the Premises or the Building prior to the date hereof has been in compliance with all applicable Environmental Laws.

Lessor shall indemnify, defend and hold Lessee harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the term (as such may be extended) from or in connection with the presence of Hazardous Materials in or on the Premises, the Building or Complex as a result of Lessor’s breach of the foregoing representation and warranty, or as a result of the acts of Lessor, Lessor’s employees, agents, contractors, or invitees. Without limitation of the foregoing, this indemnification shall include all costs incurred for any investigation of the Complex and any clean up, removal or restoration or mandated by Federal, state or local agency or political subdivision as a result of any acts of Lessor, Lessee’s agents, employees, contractors, or invitees. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9.            Taxes on Lessee’s Property. Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the term of this Lease upon Lessee’s equipment, fixtures, furniture, and personal property installed or located in the Premises.

10.            Insurance.

(a)            Lessee shall, obtain and keep in force commencing with the earlier of (1) the date Lessee or Lessee’s agents exercise the right of early access to the Premises pursuant to Paragraph 12(c), or (2) the Commencement Date and continuing during the term of this Lease, a Commercial General Liability Policy of Insurance insuring Lessee against claims for bodily injury, personal injury, and property damage with a recognized casualty insurance company qualified to do business in California, insuring against liability occasioned by any occurrence in, on, about, or related to the Complex, the Premises, or arising out of Lessee’s use, occupancy, alteration or maintenance of the Premises, and including coverage for contractual liability having a combined single limit for both bodily injury and property damage in an amount not less than Three Million Dollars ($3,000,000) and naming Lessor as an additional insured therein. All such insurance shall be carried with companies that have a general policyholder’s rating of not less than “A” and a financial rating of not less than Class “VIII” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to cancellation except after at least thirty (30) days’ prior written notice to Lessee; and shall be primary and not contributory. Prior to the exercise by Lessee of the right of early access to the Premises if applicable and if not applicable, then prior to the Commencement Date and upon renewal of such policies not less than ten (10) days prior to the expiration of the term of such coverage, Lessee shall deliver to Lessor certificates of insurance confirming that such coverage is in effect, naming Lessor and Lessor’s property manager as additional insureds. Failure by Lessee to procure and maintain the insurance required hereunder and failure to correct the situation within ten (10) days after notice of deficiency shall constitute an Event of Default by Lessee (as defined in Paragraph 21 hereof). Lessee shall have the right to carry any insurance required of Lessee under this Lease via a program of self-insurance or in the form of a blanket policy for the risks and in the minimum amounts specified herein, provided that Lessee shall confirm in writing to Lessor the decision by Lessee to self-insure via a program of self insurance, or to obtain a blanket policy for such risks and coverage amounts. Lessee shall deliver to Lessor a written description of such blanket policy. Lessee shall endeavor to provide thirty (30) days’ written notice (ten (10) days’ notice for non-payment of premiums) to Lessor in the event any of the policies required to be maintained is cancelled. Notwithstanding the foregoing, Lessee’s failure to provide such notice shall not extend the term of coverage afforded by such policy(ies).

10

(b)            Lessor shall obtain and carry in Lessor’s name, as insured, as an Operating Expense of the Complex as provided in Paragraph 4(b), during the term of this Lease, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one year), public liability and property damage insurance, and insurance against such other risks or casualties as Lessor shall determine, including, but not limited to, insurance coverages required of Lessor by the beneficiary of any deed of trust which encumbers the Complex, including flood insurance and earthquake insurance coverage if required by Lessor’s institutional mortgage lender, insuring Lessor’s interest in the Complex (including any leasehold improvements to the Building and the Premises constructed by Lessor or by Lessee with Lessor’s prior written approval) in an amount not less than the full replacement cost of the Building and all other Improvements from time to time. The proceeds of any such insurance shall be payable solely to Lessor and Lessee shall have no right or interest therein. Lessor shall have no obligation to insure against loss by Lessee to Lessee’s equipment, fixtures, furniture, or other personal property of Lessee in or about the Premises occurring from any cause whatsoever. Lessor’s Commercial General Liability Insurance Policy shall provide for contractual liability referred to in Paragraph 12(b) of this Lease.

(c)            Notwithstanding anything to the contrary contained in this Lease, the parties release each other, and their respective authorized representatives, employees, officers, directors, shareholders, managers, members, assignees, subtenants, and property managers, from any claims for damage to the Complex and to Premises and to the fixtures, personal property, leasehold improvements and alterations of either Lessor or Lessee in or on the Complex or the Premises that are caused by or result from risks required by this Lease to be insured against or actually insured against under any property insurance policies carried by the parties and in force at the time of any such damage, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Lessor or Lessee or their respective officers, directors, shareholders, managers, members, assignees, and subtenants, and property managers, employees, agents, contractors, or invitees.

(d)            Each party shall cause each property insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with the above waiver and any damage covered by any policy; provided, however, that such provision or endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable.

11

11.            Indemnification.

(a)            Lessee waives all claims against Lessor for damage to Lessee’s furniture, fixtures, equipment, leasehold improvements, or other property located in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises from any cause arising at any time, except as may be caused by the gross negligence or willful misconduct of Lessor or its employees, agents or contractors, or Lessor’s failure to perform any of its obligations under this Lease. Lessee shall indemnify, defend, and hold harmless Lessor from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done, or permitted by Lessee in or about the Complex or the Premises (2) for bodily injury or damage to property which arises in or about the Premises or the Complex to the extent the injury or damage to property results from the negligent acts or omissions of Lessee or its employees, agents, contractors, or invitees, and (3) based on any Event of Default by Lessee in the performance of any obligation on Lessee’s part to be performed under this Lease.

(b)            Lessor shall indemnify, defend, and hold harmless Lessee from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work or thing done or permitted by Lessor in or about the Complex or the Premises, (2) for bodily injury or damage to property which arises in or about the Premises or the Complex to the extent the injury or damage to property results from the gross negligence or willful misconduct of Lessor, its manager, members, property manager, employees, agents or contractors, or (3) based on any breach or default by Lessor in the performance of any obligation on Lessor’s part to be performed under this Lease.

(c)            In the absence of comparative or concurrent negligence on the part of Lessee or Lessor or their respective officers, members, employees, agents, or contractors, the foregoing indemnities by Lessee and Lessor shall also include reasonable costs, expenses, and attorneys' fees incurred in connection with any indemnified claim or incurred by the indemnitee in successfully establishing the right to indemnity. The indemnitor shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee. The indemnitee agrees to cooperate fully with the indemnitor and its counsel in any matter where the indemnitor elects to defend, provided the indemnitor shall promptly reimburse the indemnitee for reasonable costs and expenses incurred in connection with its duty to cooperate.

The foregoing indemnities are conditioned upon the indemnitee providing prompt notice to the indemnitor of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnities, and sufficient information that will enable the indemnitor to make a reasonable investigation of the claim.

When the claim is caused by the joint negligence or willful misconduct of Lessee and Lessor or by the indemnitor party and a third party unrelated to the indemnitor party (except indemnitor’s managers, members, officers, employees, agents, or invitees), the indemnitor’s duty to indemnify and defend shall be proportionate to the indemnitor’s allocable share of joint negligence or willful misconduct.

12

(d)            Lessor shall not be liable to Lessee for any damage caused by any act or negligence of any other tenant or occupant of the Building, or any other owner or occupant of adjoining or contiguous property, nor for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the Premises or the Building.

12.            Lessor’s Tenant Improvement Work.

(a)            Lessor shall perform or cause to be performed at Lessor’s sole expense the following improvement work in the Premises: (1) paint the entire interior of the Premises, and (2) install new carpet tiles and base using materials reasonably acceptable to Lessee (collectively “Lessor’s Improvement Work”). Lessor shall not receive any profit, overhead or management fee associated with Lessor’s Improvement Work. “Substantial Completion” or “Substantially Complete” shall mean completion of any of the items of Lessor’s Improvement Work such that Lessee can occupy the Premises for Lessee’s permitted use and Lessor has completed the work except for minor “punchlist” items that do not interfere with Lessee’s use.

(b)            Except as otherwise provided herein, the Premises shall be delivered to Lessee on the Commencement Date of the Lease term in its “as is” condition, and all systems in the Building are in good working order. Subject to the foregoing and the other terms of this Lease, Lessee waives all right to make repairs to the Premises at the expense of Lessor, or to deduct the costs thereof from the rent. Lessee waives all rights under Sections 1941 and 1942 of the Civil Code of the State of California.

Lessor shall provide Lessee with an allowance of Four Hundred Eighty-Two Thousand Five Hundred Dollars ($482,500.00), being Twenty-Five Dollars ($25.00) per rentable square foot of the Premises (i.e. $382,500.00) plus the One Hundred Thousand Dollar ($100,000.00) Stock-for-Tenant Improvement Allowance described in Paragraph 3(b) above, which shall be used for the cost of construction of improvements in the Premises and the purchase of personal property to be used in the Premises.

(c)            Lessor shall allow Lessee and/or Lessee’s agents access to the Premises prior to the Commencement Date for the purpose of Lessee and/or Lessee’s agents or contractors installing cubicles, furniture, equipment or fixtures (including data and telephone equipment and related cabling) in the Premises, and for other activities related to Lessee’s preparation for occupying the Premises so long as (1) Lessee has delivered to Lessor evidence that Lessee’s Commercial General Liability insurance coverage is in effect pursuant to Paragraph 10(a), and (2) Lessee and/or Lessee’s agents or contractors do not unreasonably interfere with Lessor’s performance of Lessor’s Improvement Work.

13.            Maintenance and Repairs; Alterations; Surrender and Restoration.

(a)            Lessor shall, at Lessor’s sole expense, keep in good order, condition, and repair, and replace when necessary, the structural elements of the roof (excluding the roof membrane), the structural elements of the foundation and exterior walls (except the interior faces thereof) of the Building, and other structural elements of the Building and the Complex as “structural elements” are defined in building codes applicable to the Building, excluding any alterations, structural or otherwise, made by Lessee to the Premises or the Building which are not approved in writing by Lessor prior to the construction or installation thereof by Lessee.

13

(b)            Lessor shall repair and maintain, as an Operating Expense to the extent permitted under Paragraph 4 hereof, the roof membrane, exterior entrances, all glass and window moldings, and the Common Areas of the Building, and all partitions, doors, door jambs, door closers, door hardware, fixtures, equipment, and appurtenances thereof, including all electrical, lighting, plumbing, and the heating, ventilating and air conditioning systems serving the Building, and the other elements of the Complex listed in Paragraph 4(c). In the event Lessee provides Lessor with written notice of the need for any repairs, Lessor shall commence any such repairs promptly following receipt by Lessor of such notice and Lessor shall diligently prosecute such repairs to completion. Lessor shall enter into and maintain in force as an Operating Expense a service contract with an authorized air conditioning service company. Lessor shall provide five-day a week janitorial service to the Premises. Lessor shall also repair and maintain as an Operating Expense to the extent permitted under Paragraph 4(c) hereof, the Outside Areas of the Complex, including the landscaping, walkways, and parking area.

(c)            Subject to the foregoing and except as provided elsewhere in this Lease, Lessee shall at Lessee's expense be responsible for painting, repairing or replacing interior wall coverings and to repair or replace any interior alterations to the Premises made by Lessor or made by Lessee with Lessor’s prior written approval, in the same order, condition, and repair as that received by Lessee. Subject to the release of claims and waiver of subrogation contained in Paragraphs 10(c) and 10(d), if Lessor is required to make any repairs by reason of Lessee’s negligent acts or omission to act, Lessee shall reimburse Lessor for the actual cost associated with the same and Lessee shall promptly pay the same within ten (10) days of receipt of an invoice therefor.

(d)            Lessee shall not make any alterations, improvements, or additions to the Premises without delivering to Lessor a complete set of plans and specifications for such work and obtaining Lessor’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed provided that if such alterations, improvements, or additions could compromise the structural integrity of the Premises or Building, Landlord’s consent may be given or withheld in Landlord’s sole and absolute discretion. Lessor may condition its consent to Lessee agreeing in writing to remove any such alterations prior to the expiration of the Lease term and Lessee agreeing to restore the Premises to its condition prior to such alterations at Lessee’s expense. Lessor shall advise Lessee in writing at the time Lessor’s consent is granted whether Lessor shall require Lessee to remove any alterations from the Premises prior to the termination of this Lease. Lessee shall be permitted to hang pictures and shelving and perform other similar minor decorating activities and to perform non-structural alterations not exceeding an aggregate of $25,000 during any calendar year, which alterations do not require the acquisition of a building permit, without securing Lessor’s prior consent; provided that Lessee complies with all pertinent building code, fire, safety and other such governmental regulations and that Lessee does not take any action which could in any way interfere with the structural, mechanical, electrical, maintenance, HVAC or plumbing systems of the Building. Lessee agrees that Lessor shall supervise the movement of materials in and out of the Building with respect to any activities done under this provision.

All alterations, trade fixtures and personal property installed in the Premises solely at Lessee’s expense shall during the term of this Lease remain the property of Lessee, and Lessee shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Lessee may remove any of Lessee’s personal property, furniture, or equipment which is not affixed to the Premises in such a manner that it becomes a part of the Improvements (“Lessee’s Personal Property”) at any time and from time to time. Within ten (10) days following Lessee’s request from time to time, Lessor shall execute documents in commercially reasonable form to evidence Lessor’s waiver of any right, title, lien or interest in any of Lessee’s Personal Property and giving any lenders holding a security interest or lien on such property reasonable rights of access to the Premises to remove Lessee’s Personal Property, provided that such lenders agree (1) to remove such Personal Property at lender’s expense within ten (10) days after receipt of a request in writing to do so if this Lease is terminated on account of an Event of Default by Lessee, and (2) to repair all damage caused by such removal. Upon the expiration or sooner termination of this Lease all alterations, fixtures and leasehold improvements to the Premises, whether made by Lessor or installed by Lessee at Lessee’s expense, shall be surrendered by Lessee with the Premises and shall become the property of Lessor.

14

(e)            Lessor represents to Lessee that on the Commencement Date the Premises comply with all Applicable Laws (as defined in the following sentence). Lessee shall, at Lessee’s expense, during the term of this Lease promptly observe and comply with all existing and future orders, regulations, rules, laws, and ordinances of all governmental agencies or authorities, and the Board of Fire Underwriters (“Applicable Laws”) with respect to Lessee’s use and occupancy of the Premises. Any structural changes or repairs, or other repairs or changes of any nature to the Premises which would be considered a capital expenditure under generally accepted accounting principles shall be made by Lessor and may be considered an Operating Expense subject to the terms of Paragraph 4(c), or shall be made at Lessee’s expense if such structural repairs or changes are required by reason of the specific nature of the use of the Premises by Lessee. Except for the cost of capital improvements made by Lessor which are amortized as an Operating Expense over their useful life to the extent permitted by Paragraph 4 and payable by Lessee during the term of this Lease, Lessee shall not be required to make at Lessee’s expense any structural changes or repairs or other changes or repairs of any nature which would be considered a capital expenditure under generally accepted accounting principles if such structural changes or repairs are not required by reason of the specific nature of Lessee’s use of the Premises.

(f)            Lessee shall surrender the Premises and Lessor’s Cubicles itemized on Exhibit "C" attached hereto by the last day of the Lease term or any earlier termination date, with all of the improvements to the Premises, parts, and surfaces thereof, and Lessor’s Cubicles, clean and free of debris and in the same order, condition, and state of repair as that existing on the Commencement Date, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Lessee performing all of its obligations under this Lease. The obligations of Lessee shall include the repair of any damage occasioned by the installation, maintenance, or removal of Lessee’s trade fixtures, furnishings, equipment, and alterations, and the restoration by Lessee of the Premises to its condition prior to any alterations, additions, or improvements (1) if Lessor’s consent thereto was conditioned upon such removal and restoration upon expiration or sooner termination of the Lease term pursuant to Paragraph 13(d), or (2) if Lessee made any such alterations, additions, or improvements without obtaining Lessor's prior written consent in breach of Paragraph 13(d) and within a reasonable time after the expiration or sooner termination of the Lease term Lessor gives written notice to Lessee requiring Lessee to perform such removal and restoration. Any removal and remediation of Hazardous Materials by Lessee required by Paragraph 8(e) shall be certified by the appropriate department of the City of San Jose and a copy of such certification shall be delivered to Lessor. Notwithstanding the foregoing, upon surrender of the Premises, Lessee shall leave the power panels, electrical distributions systems, wiring and cabling, lighting fixtures, air conditioning, window coverings, carpets, ceilings and plumbing on the Premises. On surrender of the Premises, Lessee shall remove, at Lessee’s expense, any open air cabling installed by Lessee or Lessee may elect to cause Lessor to remove open air cabling installed by Lessee with the reasonable cost of such removal to be paid by Lessee.

15

14.            Utilities.

(a)            Lessor shall, as an Operating Expense to the extent permitted pursuant to Paragraph 4(c) hereof, provide at a level consistent with that customarily provided to lessees of comparable office buildings in the San Jose, California metropolitan area electricity, gas, water, heat and air conditioning service Monday through Friday during business hours from 8:00 a.m. to 6:00 p.m., except recognized holidays, (“Normal Business Hours”) five-day a week janitorial service (comparable to janitorial service provided in other Class A office buildings in the vicinity of the Complex), and refuse pick-up service to the Complex. All utilities shall be available to the Premises 24 hours a day, seven days a week subject to Lessee’s payment of the cost associated with the HVAC service outside Normal Business Hours. The HVAC system shall provide Lessee with climate controlled Premises suitable for a comfortable, balanced and professional working environment. Lessee, at its option, may contract for its own janitorial service for Lessee’s Premises, provided that such service is performed on a regular basis by a recognized professional janitorial service firm. In such event, Lessor shall no longer bill Lessee for janitorial services to the Complex. Lessor shall provide Lessee and the Premises with electricity (overhead lighting and electrical outlets) without Lessee incurring any hourly charges therefor.

(b)            Lessor shall provide Lessee and the Premises with heating, ventilating and air conditioning service (“HVAC”), in addition to the Normal Business Hours if such service is requested by Lessee and provided electricity is supplied by the provider. In the event of such a request by Lessee, Lessee shall pay to Lessor Lessor’s charge (currently $33.90 per hour for the Premises) for such additional HVAC. Lessor’s charge is based on Lessor’s actual direct utility costs, plus Lessor’s other direct costs, including a reasonable depreciation factor or replacement reserve for the system on account of said additional hours of operation. Such charge may be increased by the increase in actual costs to Lessor in providing HVAC after Normal Business Hours.

(c)            Lessor shall use Lessor’s good faith commercially reasonable efforts to cause the interrupted utilities or services to be restored in a timely manner. If any failure to provide services or utilities is within Lessor’s reasonable control and continues for more than forty-eight (48) hours, Lessee shall be entitled to an equitable abatement of rent for such period of time as the interruption is in effect.

15.            Liens. Lessee agrees to keep the Complex free from all liens arising out of any work of improvements performed, materials furnished, or obligations incurred by Lessee with respect to the Premises. Lessee shall give Lessor at least ten (10) days prior written notice before commencing any work of improvement on the Premises. Lessor shall have the right to post notices of non-responsibility with respect to any such work.

16

16.            Assignment and Subletting.

(a)            Except as otherwise provided in this Paragraph 16, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, without the prior written consent of Lessor in each instance, which consent shall not be unreasonably withheld subject to the terms and conditions set forth below.

(b)            Prior to any assignment or sublease which Lessee desires to make and which is subject to Lessor's consent pursuant to (a) above, Lessee shall provide to Lessor the name and address of the proposed assignee or sublessee, and true and complete copies of all documents relating to Lessee’s prospective agreement to assign or sublease, a copy of a current financial statement for such proposed assignee or sublessee, and Lessee shall specify in writing all consideration to be received by Lessee for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 16, the term “consideration” shall include all money or other consideration to be received by Lessee for such assignment or sublease. Within ten (10) days after the receipt of such documentation and other information, Lessor shall (1) notify Lessee in writing that Lessor elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; or (2) notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal.

(c)            In deciding whether to consent to any proposed assignment or sublease, Lessor may take into account whether or not reasonable conditions have been satisfied, including, but not limited to, the following:

(1)            In Lessor’s reasonable judgment, the proposed assignee or sublessee is engaged in such a business, that the Premises, or the relevant part thereof, will be used in such a manner that complies with Paragraph 7 hereof entitled “Use”. If the proposed assignee or sublessee intends to be engaged in other than office use in the Premises, then Lessor shall determine in Lessor’s reasonable judgment whether or not the proposed use is compatible with the other uses then being made by the other tenants in the Building. If Lessor determines that such proposed use is compatible with those uses then being made by other tenants of the Building Lessor may require that Lessee or the proposed assignee or sublessee submit to Lessor documentary evidence reasonably satisfactory to Lessor that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of San Jose;

(2)            The proposed assignee or sublessee is not an existing tenant of the Building;

(3)            The proposed assignee or sublessee is a reputable entity or individual (i) with sufficient financial net worth to reasonably indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner; or (ii) there shall be a reasonable amount of prepaid rent or a reasonable market security deposit payable to Lessee as sublessor to secure the performance of a sublease, or payable to Lessor to secure the performance by an assignee of this Lease;

17

(4)            The proposed assignment or sublease is approved by Lessor’s mortgage lender if such lender has the right to approve or disapprove proposed assignments or subleases; and

(5)            Lessor’s consent to the assignment or sublease shall be in a separate instrument containing the relevant provisions of this Paragraph 16 and otherwise in form reasonably acceptable to Lessor and its counsel.

(d)            Lessee shall reimburse Lessor for Lessor’s legal fees incurred in connection with the proposed assignment or subletting transaction up to $1,000.00. Except for the foregoing, and except with respect to excess rent as hereinafter provided in this subparagraph (d), Lessor shall not impose any charge on Lessee as a condition to obtaining Lessor’s consent to any proposed assignment or sublease by Lessee. Lessor shall have no right to recapture the Premises as a result of any request for approval by Lessor of a proposed assignment or sublease. As a condition to Lessor’s granting its consent to any assignment or sublease other than to an Affiliate (as defined in Paragraph 16(g)), Lessor may also require that Lessee pay to Lessor, fifty percent (50%) of the amount of any excess of the consideration to be received by Lessee in connection with said assignment or sublease over and above the rental amounts payable by Lessee to Lessor under this Lease (“excess rent”). There shall be deducted from such excess rent only (1) a reasonable real estate leasing commission payable by Lessee in connection with such assignment or sublease; (2) Lessee’s reasonable legal fees and other reasonable marketing costs incurred by Lessee in the transaction; and (3) reasonable tenant improvement costs incurred by Lessee in securing an assignee or sublessee, provided that such improvements are approved in writing by Lessor prior to the performance of the tenant improvement work. All of such costs shall be subject to Lessor’s review and reasonable approval before such costs are deducted from excess rent. Such costs shall be deducted from excess rent received by Lessee in equal monthly installments over the term of this Lease or the sublease. Lessee and the proposed assignee or sublessee shall demonstrate to Lessor’s reasonable satisfaction that each of the conditions referred to in subparagraph (c) above is satisfied.

(e)            Each assignment or sublease agreement to which Lessor has consented shall be an instrument in writing which complies with the provisions of this Paragraph 16 and shall be in a form reasonably satisfactory to Lessor and its counsel and shall be executed by both Lessee and the assignee or sublessee, as the case may be. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Lessor’s consent thereto shall not constitute a consent to any subsequent assignment or subletting by Lessee or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Lessor, that the assignee or sublessee agrees to perform all of the obligations of Lessee hereunder (to the extent such obligations relate to the portion of the Premises assigned or subleased), and that the termination of this Lease shall, at Lessor's sole election, constitute a termination of every such assignment or sublease.

(f)            In the event Lessor shall consent to an assignment or sublease, except as otherwise provided herein, Lessee shall nonetheless remain primarily liable to Lessor for all obligations and liabilities of Lessee under this Lease, including, but not limited to, the payment of rent.

18

(g)            Notwithstanding the foregoing, Lessee may, without Lessor’s prior written consent and without the payment to Lessor of any excess rent, sublet all or a portion of the Premises or assign this Lease to any corporation, or business entity which controls, is controlled by or is under common control with Lessee, or to a corporation or other business entity resulting from a merger or consolidation with Lessee, or to any person or entity which acquires substantially all of the assets of Lessee’s business as a going concern (“Affiliate”), provided that (1) Lessee gives Lessor prior written notice of the proposed assignment or sublease at least ten (10) business days prior to the effective date of any such assignment or sublease (or if confidentiality does not permit prior notice, at least ten (10) business days following the effective date of such assignment or sublease). Lessee’s foregoing rights to assign this Lease or to sublet the Premises to an Affiliate shall be subject to the following conditions: (1) Lessee shall not be in default hereunder past any applicable cure period; (2) in the event of a sublease to an Affiliate, if Lessee is a surviving entity Lessee shall remain primarily liable to Lessor hereunder; and (3) the transferee or successor entity shall expressly assume in writing Lessee’s obligations hereunder.

(h)            Subject to the provisions of this Paragraph 16 any assignment or sublease without Lessor’s prior written consent shall at Lessor’s election be void. The consent by Lessor to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 16, including the requirement of Lessor’s prior written consent, with respect to any subsequent assignment or sublease. If Lessee purports to assign this Lease or to sublease all or any portion of the Premises without Lessor’s prior written consent, Lessor may collect rent from the person or persons then or thereafter occupying the Premises and apply the net amount collected to the rent reserved herein, but no such collection shall be deemed a waiver of Lessor’s rights and remedies under this Paragraph 16, or the acceptance by Lessor of any such purported assignee, sublessee, or occupant, or a release of Lessee from the further performance by Lessee of the covenants of Lessee contained herein.

(i)            Lessee shall not hypothecate or encumber its interest under this Lease or any rights of Lessee hereunder, or enter into any license or concession agreement respecting all or any portion of the Premises, without Lessor’s prior written consent which shall not be unreasonably withheld, subject to all of the provisions of this Paragraph 16.

(j)            Lessee hereby stipulates that the foregoing terms and conditions of this Paragraph 16 are reasonable and comply with California Civil Code Section 1951.4.

(k)            In the event of the sale or exchange of the Complex by Lessor and the assignment of this Lease by Lessor, Lessor shall be released on the effective date of such transaction from the all of the covenants and obligations of Lessor contained in this Lease which arise after the effective date of the sale or exchange of the Complex and the assignment of this Lease.

(l)            In the event that Lessee proposes to assign to an assignee whose verifiable net worth as shown on Lessee’s financial statements (current income statement and balance sheet) audited by a CPA firm or, with four (4) consecutively profitable quarters immediately prior to such assignment or sublease, the conditions (1) through (3) in Paragraph 16(g) are satisfied, and Lessor consents to such assignment or sublease, Lessee shall be released from all liability occurring from and after the effective date of the assignment or sublease with respect to the portion of the Premises subject to such assignment or subletting, and such release shall be documented in Lessor’s consent.

19

17.            Non-Waiver.

(a)            No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by a party of any provision of this Lease must be in writing.

(b)            No receipt of Lessor of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Lessor may accept checks or payments without prejudice to Lessor’s right to recover all amounts due and pursue all other remedies provided for in this Lease.

Lessor’s receipt of monies from Lessee after giving notice to Lessee terminating this Lease shall in no way reinstate, continue, or extend the Lease term or affect the termination notice given by Lessor before the receipt of those monies. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Lessor may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

18.            Holding Over. Lessee shall vacate the Premises and deliver possession of the Premises to Lessor upon the expiration or sooner termination of this Lease. In the event of holding over by Lessee after the expiration or termination of this Lease, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that Lessee shall pay Lessor as Monthly Base Rent during such holdover an amount equal to the lesser of (1) one hundred twenty-five percent (125%) of the Monthly Base Rent in effect at the expiration of the term, or (2) the then market rent for comparable office space in the North San Jose office market area. If such holdover is without Lessor’s written consent, Lessee shall be liable to Lessor for all costs, expenses, and reasonably foreseeable consequential damages of which Lessee has received written notice and a thirty (30) day right to cure incurred by Lessor as a result of such holdover. The rental payable during such holdover period shall be payable to Lessor on demand.

19.            Damage or Destruction.

(a)            In the event of a total destruction of the Building and Improvements during the Lease term from any cause, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Premises are not available for use by Lessee for a period of one hundred eighty (180) days or more, or if the Building or the Complex is destroyed to the extent of more than fifty percent (50%) of the replacement cost thereof. If this Lease is not terminated, Lessor shall repair and restore the Building and Improvements in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 19(d) below.

(b)            In the event of a partial destruction of the Building and Improvements to an extent not exceeding fifty percent (50%) of the replacement cost thereof and if the damage to the Building and Improvements can be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date of such casualty, and if the casualty is from a cause which is insured under Lessor’s “all risk” property insurance, or is insured under any other coverage then carried by Lessor, Lessor shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(d) below.

20

(c)            In the event of a partial destruction of the Building or the Complex to an extent not exceeding fifty percent (50%), but the damage thereto cannot be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date of such casualty, or if the casualty is from a cause which is not insured under Lessor’s “all risk” property insurance and is not completely insured by any other property insurance carried by Lessor, either Lessor or Lessee may terminate this Lease by giving written notice of termination to the other within thirty (30) days after the casualty; provided, however, that Lessor shall not have the right to terminate this Lease if the damage to the Building or the Complex is relatively minor (e.g., repair or restoration would cost less than five percent (5%) of the replacement cost of the Building). Notwithstanding the foregoing, (1) if Lessor has not obtained all necessary governmental permits for the restoration and commenced construction of the restoration within one hundred twenty (120) days after the casualty, Lessee may terminate this Lease by written notice to Lessor given at any time prior to the actual commencement of construction of the restoration; or (2) if Lessor elects to repair and restore the Building and the Complex under this subparagraph (c), but the repairs and restoration are not substantially completed within one hundred eighty (180) days after the casualty (without regard to force majeure), Lessee may terminate this Lease by written notice to Lessor given within thirty (30) days after the expiration of said period of one hundred eighty (180) days after the casualty provided that such notice of termination is received by Lessor prior to substantial completion of the repairs and restoration.

If this Lease is not terminated by Lessor or Lessee pursuant to the foregoing provisions, Lessor shall complete the repairs in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 19(d) below.

(d)            In the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent shall be abated proportionally in the ratio which the Lessee’s use of the Premises is impaired during the period of such repair, reconstruction, or restoration, from the date of the casualty until substantial completion of such repair, reconstruction or restoration to substantially the condition existing on the Commencement Date.

(e)            With respect to any destruction of the Premises which Lessor is obligated to repair, or may elect to repair, under the terms of this Paragraph 19, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Lessor’s obligation to repair and restore the Complex shall be limited to the Improvements originally constructed by Lessor at Lessor’s expense. Lessee shall repair or replace, at Lessee’s expense, (1) all leasehold improvement to the Premises constructed by Lessee at Lessee’s expense, provided that such Improvements were originally constructed by Lessee with Lessor’s prior written consent, and (2) all fixtures, and equipment installed by Lessee or paid for by Lessee.

21

(f)            In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 20, Monthly Base Rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Lessor be liable to Lessee for any damages resulting to Lessee from the occurrence of such casualty, or from the repairing or restoration of the Building and Improvements, or from the termination of this Lease as provided herein, nor shall Lessee be relieved thereby from any of Lessee’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 19.

20.            Eminent Domain.

(a)            If the whole or any substantial part of the Building or the Complex is taken by eminent domain for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken is required for such use or purpose or the vesting of title in the condemning authority. Rent shall be apportioned as of the date of such termination. Lessee shall be entitled to receive any damages awarded by the court for (1) leasehold improvements installed at Lessee’s expense or other property owned by Lessee, and (2) reasonable costs of moving by Lessee to another location within California, and (3) business interruption costs. The entire balance of the award shall be the property of Lessor.

(b)            If there is a partial taking of the Complex by eminent domain which is not a substantial part of the Building and the Premises remain reasonably suitable for continued use and occupancy by Lessee in Lessee’s reasonable judgment for the purposes referred to in Paragraph 7, Lessor shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and equitable abatement of the Monthly Base Rent and Additional Rent, to reflect the extent to which the partial taking has interfered with Lessee’s use and occupancy of the Premises. If after a partial taking, access to the Premises is not available or the Premises and parking areas of the Complex are not reasonably suitable for Lessee’s continued use and occupancy for the uses permitted herein, Lessee may terminate this Lease effective on the earlier of the date title vests in the condemning authority or the date possession is taken. Subject to the provisions of Paragraph 21(a), the entire award for such taking shall be the property of Lessor.

21.            Remedies. It shall be considered an “Event of Default” if Lessee fails to make any payment of rent or any other sum due under this Lease for five (5) days after receipt by Lessee of written notice from Lessor; or if Lessee breaches any other term of this Lease and such breach continues for thirty (30) days after receipt by Lessee of written notice from Lessor specifying such breach (unless such breach is reasonably incapable of cure within thirty (30) days and Lessee commences the cure within thirty (30) days and diligently prosecutes the cure to completion within a reasonable time); or if Lessee’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or if Lessee makes a general assignment for the benefit of its creditors; or if this Lease is rejected (1) by a bankruptcy trustee for Lessee, (2) by Lessee as debtor in possession, or (3) by failure of Lessee as a bankrupt debtor to act timely in assuming or rejecting this Lease, provided that any such rejection of this Lease shall not cause an automatic termination of this Lease. Whenever in this Lease reference is made to a default by Lessee, such reference shall refer to an Event of Default by Lessee as defined in this Paragraph 21. Following an Event of Default Lessor may at its option elect the remedies specified in either subparagraph (a) or (b), as follows:

22

(a)            Lessor may repossess the Premises and remove all persons and property therefrom. If Lessor repossesses the Premises because of an Event of Default by Lessee, this Lease shall terminate and Lessor may recover from Lessee:

(1)            the worth at the time of award of the unpaid rent which had been earned at the time of termination including interest thereon at the lesser of (I) ten percent (10%) per annum, or (II) the maximum lawful rate of interest from the time of termination until the unpaid rent and interest thereon are paid;

(2)            the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, including interest thereon at the lesser of (I) ten percent (10%) per annum, or (II) the maximum lawful rate of interest from the time of termination until paid;

(3)            the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, computed by discounting such amount at the discount rate published by the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(4)            any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's breach or by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(b)            If Lessor does not repossess the Premises, then this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Lessee hereunder. For the purposes of this Paragraph 21, the following do not constitute a repossession of the Premises by Lessor or a termination of the Lease by Lessor:

(1)            Acts of maintenance or preservation by Lessor or efforts by Lessor to relet the Premises; or

(2)            The appointment of a receiver by Lessor to protect Lessor’s interests under this Lease.

The parties acknowledge that subject to applicable law, including Lessor's duty to mitigate its damages, Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor may continue the Lease in effect after Lessee's breach and abandonment and recover rent as it becomes due, if Lessee has the right to sublet or assign, subject only to reasonable limitations). In addition, notwithstanding the foregoing recovery rights, in no event shall Lessor’s claim for damages in the event of termination exceed the amount expressly permitted by California statutes. Wherever in this Lease Lessee is granted a right upon which one of the limitations to the exercise of such right is that Lessee must not be in default under the terms of this Lease, Lessor agrees that it shall provide Lessee with written notice of the default, that Lessee shall have the opportunity to cure within a reasonable period prior to any loss of rights provided the default is curable and the cure is accomplished within a reasonable time after receipt by Lessee of Lessor’s written notice, and that no rights shall be lost during the cure period.

23

22.            Lessee’s Personal Property. If any personal property of Lessee remains on the Premises after (1) Lessor terminates this Lease pursuant to Paragraph 21 above following an Event of Default by Lessee, or (2) after the expiration of the Lease term or after the termination of this Lease pursuant to any other provision hereof, Lessor shall give written notice thereof to Lessee pursuant to applicable law. Lessor shall thereafter release, store, and dispose of any such personal property of Lessee in accordance with the provisions of applicable law.

23.            Notices.

(a)            Subject to Paragraph 23(b) all notices, statements, demands, requests, consents given hereunder by either party to the other shall be in writing and shall be personally delivered or sent by United States mail, registered or certified, return receipt requested, postage prepaid, or delivered by reputable overnight courier and addressed to the parties as follows:

Lessor:	Balzer Family Investments, L.P.

c/o W. F. Batton Management Company

1000 C Commercial Street

San Carlos, California 94070

Attention: Harold Balzer, President

With copies to:	David L. Fletcher

2830 North Swan Road, Suite 100

Tucson, Arizona 85712-6301

Lessee:	Energous Corporation

303 Ray Street

Pleasanton, California 94566

Attn.: Lease Administrator

With copies to:	William N. Harris

K&L Gates LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte North Carolina 28202

Either party may change its address for notice by giving written notice to the other party of the new address for notice in accordance with the foregoing provision. Notices shall be deemed given upon receipt or attempted delivery where delivery is not accepted.

(b)            Notwithstanding the foregoing to the contrary, Lessee agrees that Lessor may submit invoices to Lessee electronically to an email address specified by Lessee for the payment by Lessee of Lessee’s Share of increases in Operating Expenses and Taxes payable by Lessee pursuant to Paragraph 4 herein.

24.            Estoppel Certificates. Lessee and Lessor shall within fifteen (15) days following request by the other party (the “Requesting Party”), execute and deliver to the Requesting Party an Estoppel Certificate certifying (1) that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) the date to which the rent and other charges are paid in advance, if at all; (3) the amount of any security deposit held by Lessor; (4) that there are not, to the responding party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or if there are uncured defaults on the part of the Requesting Party, stating the nature of such uncured defaults; and (5) any other matters reasonably requested by the Requesting Party or by a prospective mortgage lender to the Requesting Party. The form of an estoppel shall be reasonably acceptable to the responding party.

24

25.            Parking. Lessee shall be entitled to the non-exclusive use in common with other tenants or occupants of the Complex seventy-five (75) non-reserved, non-designated vehicular parking spaces in the parking area on of the Complex, subject to such rules and regulations for such parking facilities which may be established or altered by Lessor at any time from time to time during the Lease term, provided that such rules and regulations shall not unreasonably interfere with Lessee’s parking rights. Vehicles of Lessee or its employees or invitees shall not park in driveways or occupy parking spaces or other areas reserved for any use such as handicap parking, visitors, deliveries, or loading.

26.            Signage. Lessee may place a sign with Lessee’s name in the top position on the monument sign in front of the Building, on the front door or near the entrance to the Premises, on the lobby Building directory, and on the Common Area directory, subject to the compliance with Building signage standards. All of Lessee’s signage shall be installed at Lessee’s expense, shall be subject to Lessor’s prior written reasonable approval and shall be consistent in size, design, style, and quality with Lessor’s Building standards. Lessee’s signage shall be removed by Lessee at Lessee’s expense promptly following the expiration or earlier termination of this Lease.

27.            Real Estate Brokers.

(a)            Subject to (1) the execution and delivery of this Lease by Lessor and Lessee, and (2) the commencement of the initial term of this Lease as evidenced by the execution and delivery by Lessor and Lessee of the Commencement Memorandum in the form attached hereto as Exhibit “D”, Lessor shall pay to Cassidy Turley CPS (“Listing Broker”), who is acting solely as the agent for Lessor in this transaction, a leasing commission, pursuant to a separate commission agreement between Lessor and said Listing Broker, and to Kidder Mathews (“Procuring Broker”) who is acting solely as the agent for Lessee in this transaction, a leasing commission pursuant to a separate commission agreement between Lessor and said Procuring Broker. No real estate commission shall be payable by Lessor to any real estate broker with respect to any option extension period exercised by Lessee, any other extension of the term of this Lease, or any Premises Expansion Space leased by Lessee pursuant to Paragraph 33 herein.

(b)            Lessor and Lessee each represents to the other that it has not had any dealings with any real estate broker, agent, finder, or other person with respect to this Lease other than the aforementioned Brokers, and each party shall indemnify, defend, and hold harmless the other party from all liability, damages, and expenses, including, but not limited to attorneys’ fees and costs of suit resulting from any claims that may be asserted against the other party by any broker, agent, finder, or other person with whom the indemnifying party has or purported has dealt other than the aforementioned Brokers.

25

28.            Subordination; Attornment.

(a)            Within ninety (90) days following mutual execution of this Lease (the “Contingency Period”), Lessor shall deliver to Lessee a commercially reasonable non-disturbance agreement executed by any lienholder with a lien against the Complex agreeing that, so long as Lessee is not in default under the terms of this Lease, Lessee’s tenancy and all of its rights hereunder will not be disturbed throughout the Term and any extensions thereof, which agreement shall be in a form reasonably satisfactory to Lessee. If Lessee is required to subordinate its interests under this Lease to the lien of any mortgage or deed of trust or to any lienholder in the future, Lessee’s obligation to subordinate its interests is conditioned upon any such lienholder or prospective lienholder providing Lessee with a commercially reasonable non-disturbance agreement in a form reasonably satisfactory to Lessee which, in substance, agrees that so long as Lessee is not in default under the terms of this Lease, Lessee’s tenancy for the use and purposes herein described and all rights granted to Lessee hereunder will not be disturbed and will remain in full force and effect throughout the Term and any extensions thereof.

(b)            If Lessee is notified in writing of Lessor’s default under any Deed of Trust affecting the Complex and if Lessee is instructed in writing by the party giving notice to make Lessee’s rental payments to a beneficiary of a Deed of Trust executed by Lessor, Lessee shall comply with such request without liability to Lessor until Lessee receives written confirmation that such default has been cured by Lessor and that the Deed of Trust has been reinstated.

29.            Breach by Lessor. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor pursuant to this Lease. For purposes of this Paragraph 29, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and by the holder of any mortgage or deed of trust covering the Property whose name and address have been furnished to Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days after such notice are reasonably required for its performance, then Lessor shall not be in breach of this Lease if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

30.            Lessor’s Entry. Except in the case of an emergency and except for permitted entry during Lessee’s normal working hours for regularly scheduled maintenance, Lessor and Lessor’s agents shall give Lessee at least twenty-four (24) hours’ notice prior to the entry of the Premises by Lessor and Lessor's agents. Lessor shall take commercially reasonable efforts at Lessor’s expense to prevent any such entry by Lessor and Lessor’s agents from causing a material adverse impact on Lessee's business operations, use or enjoyment of the Premises. If required by Lessee, Lessor and Lessor’s agents shall at all times be accompanied by a representative of Lessee during any such entry except in case of emergency. Lessor may enter the Premises without prior notice to Lessee if Lessee has vacated the Premises.

31.            Attorneys’ Fees. If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Premises, the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

26

32.            Quiet Enjoyment. So long as no Event of Default by Lessee exists under this Lease, Lessee shall have the quiet enjoyment and possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

33.            Right of First Offer. During the Term of this Lease, Lessee shall have the right of first offer to lease available space located on the second (2nd) floor of the Building (the “First Offer Space”), subject to the following terms and conditions:

(a)            If, prior to the end of the initial term, all or any portion of the First Offer Space becomes vacant, then, prior to providing notice to any third-party that such space is available for lease, Lessor shall notify Lessee in writing (“Lessor’s Notice”) of the availability of the First Offer Space, and such Lessor’s Notice shall specify the material economic terms upon which Lessor intends to market the First Offer Space for lease. Lessee shall have twenty (20) days after such notification is delivered to Lessee by Lessor to elect (by so notifying Lessor in writing (the “First Offer Election Notice”)) that Lessee desires to lease the First Offer Space.

(b)            If Lessee exercises its right of first offer as provided herein, then Lessor and Lessee shall have twenty (20) days from the date upon which Lessor receives the First Offer Election Notice to negotiate and enter into a lease agreement substantially in the form of this lease (or as Lessor may elect, an amendment to this Lease) that is predicated on the material economic terms and provisions contained in Lessor’s Notice except that the leasing of the First Offer Space shall be coterminous with the leasing of the Premises.

(c)            If Lessee elects not to exercise its first offer right pursuant to this paragraph (as evidenced either by Lessee’s written notice to Lessor to that effect or by the parties failure to enter into a lease agreement or amendment within the twenty (20) day period referenced above), then, in such event, Lessee’s rights under this paragraph shall immediately and automatically terminate with respect to such offered space, and Lessor shall be entitled, at any time thereafter (without triggering any further rights of Lessee under this paragraph), to lease the First Offer Space to any third party provided that such leasing is done on substantially similar economic terms and conditions as those offered to Lessee in Lessor’s notice.

34.            General Provisions.

(a)            Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Lessor and Lessee, and neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of Lessor and tenant.

(b)            Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Lessee's interest in this Lease.

(c)            The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

27

(d)            This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included in this Lease. There are no other representations or warranties between the parties and all reliance with respect to representations and warranties is solely upon the representations and agreements contained in this instrument.

(e)            The laws of the State of California shall govern the validity, performance, and enforcement of this Lease. Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Lessor or Lessee, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.

(f)            Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

(g)            Recourse by Lessee for breach of this Lease by Lessor shall be expressly limited to Lessor's interest in the Complex and the rents, issues and profits therefrom, and in the event of any such breach or default by Lessor Lessee hereby waives the right to proceed against any other assets of Lessor or against any other assets of any manager, member or property manager of Lessor. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor or Lessor's successors in interest.

(h)            Any provision of this Lease which is found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(i)            This Lease may only be modified by a written instrument signed by the parties in interest at the time of such modification.

(j)            Each party represents to the other that the person signing this Lease on its behalf is properly authorized to do so, and in the event this Lease is signed by an agent or other third party on behalf of either Lessor or Lessee, written authority to sign on behalf of such party in favor of the agent or third party shall be provided to the other party hereto either prior to or simultaneously with the return to such other party of a fully executed copy of this Lease.

(k)            No binding agreement between the parties with respect to the Premises shall arise or become effective until this Lease has been duly executed by both Lessee and Lessor and a fully executed copy of this Lease has been delivered to both Lessee and Lessor.

(l)            Lessor and Lessee acknowledge that the terms and conditions of this Lease constitute confidential information of Lessor and Lessee. Neither party shall disseminate orally or in written form a copy of this Lease, lease proposals, lease drafts, or other documentation containing the terms, details or conditions contained herein to any third party without obtaining the prior written consent of the other party, except to the attorneys, accountants, or other authorized business representatives or agents of the parties, or to the extent required to comply with Applicable Laws.

28

(m)            Except as provided in Paragraph 18, Holding Over, Lessor and Lessee waive any claim for consequential damages which either party may have against the other for breach of or failure to perform or observe the requirements and obligations created by this Lease.

(n)            To the extent permitted by Applicable Law, Lessor and Lessee each hereby waive trial by jury in any action or proceeding brought by either party against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee's use or occupancy of the Premises, any claim of injury or damage, and any statutory remedy.

(o)            This Lease shall not be recorded.

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Lease as of the date first set forth herein.

“Lessor”

BALZER FAMILY INVESTMENTS, L.P.,
a California limited partnership

By:	W. F. BATTON MANAGEMENT COMPANY,
a California corporation
its General Partner

	By:	/s/ Harold Balzer
Harold Balzer
President

“Lessee”

ENERGOUS CORPORATION,
a Delaware corporation

By:	/s/ Stephen R. Rizzone

Name:	Stephen R. Rizzone

Title:	Chairman/President/CEO

29

LEGAL DESCRIPTION

All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

Lot 14, as shown on that certain Map of Tract No. 7544, which map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on March 7, 1984 in Book 525 of Maps, page(s) 45 and 46, and the Certificate of Correction recorded August 8, 1985 in Book J422, page 1784, Official Records.

Excepting therefrom that portion conveyed to the Santa Clara County Transit District by deed recorded May 28, 1987 in Book K165, page 2153 of Official Records, described as follows:

Beginning at the Southwesterly corner of Lot 14, as said Lot is shown on said Tract Map; thence Easterly along the dividing line between Lot 14 and the Lands of the City and County of San Francisco, as shown on said Tract Map, N. 66 deg. 00' 56" E. 210.13 feet to the true point of beginning of this description; thence continuing Easterly along said dividing line N. 66 deg. 00' 56" E. 68.00 feet; thence Northerly at right angles N. 23 deg. 59' 04" W. 40.00 feet to a point on a line that is parallel with and 40.00 feet, measured at right angles, Northerly of said Southerly line of Lot 14; thence Westerly along said parallel line S. 66 deg. 00' 56" W. 68.00 feet; thence Southerly at right angles S. 23 deg. 59' 04" E. 40.00 feet to the true point of beginning.

Also excepting therefrom that portion conveyed to the Santa Clara County Transit District by Grant Deed recorded September 6, 1990 in Book L471, page 1534, Official Records, described as follows:

Beginning at the Southwesterly corner of Lot 14, as said Lot is shown on said Tract Map; thence Easterly along the dividing line between Lot 14 and the lands of the City and County of San Francisco, as shown on said Tract Map, N. 66 deg. 00' 56" E. 205.13 feet to the true point of beginning of this description; thence continuing Easterly along said dividing line N. 66 deg. 00' 56" E. 5.00 feet; thence Northerly at right angles N. 23 deg. 59' 04" W. 40.00 feet to a point on a line that is parallel with and 40.00 feet, measured at right angles Northerly of the said Southerly line of Lot 14; thence Westerly along said parallel line S. 66 deg. 00' 56" W. 5.00 feet; thence Southerly at right angles S. 23 deg. 59' 04" E. 40.00 feet to the true point of beginning.

PARCEL TWO:

A non-exclusive easement for the parking of vehicles on that certain portion of the real property commonly known as the Hetch Hetchy right-of-way as granted in that certain instrument recorded May 16, 1986 in Book J695, page 1295, Official Records

ARB No:	-0-
APN No.	097-07-036; 097-07-061

EXHIBIT “A”

THE PREMISES

SUITE 210

1. FLOOR PLAN - SUITE 210

General Notes

Floor Plan Key Notes

Legend

GMB ARCHITECTS

2590 NORTH FIRST STREET
SUITE 201, 205 & 210
SAN JOSE, CA

TENANT:

energous

W.F. BATTON MANAGEMENT
GROUP, INC.

FLOOR PLAN

A2.1

EXHIBIT “B”

COMMENCEMENT MEMORANDUM

Re:	Lease dated September 10, 2014, between BALZER FAMILY INVESTMENTS, L.P., a California limited partnership, Lessor, and ENERGOUS CORPORATION, a Delaware corporation, Lessee (the “Lease”), concerning the premises located at Northpointe Business Center, 3590 North First Street, Suite 200, San Jose, California (the “Premises”).

In accordance with the Lease, Lessor and Lessee confirm and agree as follows:

1.            That the Premises have been accepted by Lessee.

2.            That Lessee has possession of the Premises and hereby acknowledges that under the provisions of the Lease, the Commencement Date of the Term of the Lease is October 1, 2014 and the expiration date of the initial term of the Lease is September 30, 2019.

3.            That in accordance with the provisions of the Lease, rent commences to accrue on October 1, 2014, which is the Commencement Date.

4.            Monthly Base Rent has been paid for the month of October, 2014. Thereafter, Monthly Base Rent is due and payable in advance on the first day of each and every month during the term of the Lease. Additional Rent is payable pursuant to Paragraph 4 of the Lease. Lessee’s rent checks should be made payable to Balzer Family Investments, L.P. and mailed to W.F. Batton Management Company, 1000 C Commercial Street, San Carlos, California 94070.

AGREED AND ACCEPTED

LESSEE:		LESSOR:

ENERGOUS CORPORATION,		BALZER FAMILY INVESTMENTS, L.P.,
a Delaware corporation		a California limited liability company

		By:	W. F. BATTON MANAGEMENT COMPANY,
By:			a California corporation
	Stephen R. Rizzone		Its General Partner
Chairman/President/CEO

By:	Stephen R. Rizzone		By:
Its:	Chairman/President/CEO		Harold Balzer, President

Dated:		Dated:

EXHIBIT “D”